Exhibit 99.1

Sacks Parente Golf Unveils the Innovative Series 91 “The Duke” - a Classic-Style Masterpiece

The new Series 91 “The Duke” Putter features a clean, classic style with a minimalist look

CAMARILLO, CA, September 14, 2023 – Sacks Parente Golf, Inc. (Nasdaq: SPGC) (“SPG” or the “Company”), a technology-forward golf company with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, expands its repertoire of golf products with the introduction of the Series 91 “The Duke” putter that is now on sale at sacksparente.com.

A fusion of aesthetics and pioneering engineering, the Series 91 “The Duke” putter takes its inspiration from PGA TOUR Champions player Ken Duke. Known for his affinity towards a shorter blade length with a half mallet back, Duke asked SPG engineers to incorporate its technologies into this look. Duke, who recently won the Shaw Charity Classic, enthusiastically embraced SPG’s initial design. The resulting Series 91 “The Duke” putter integrates SPG’s proprietary technological advancements, marrying classic design with minimalist sophistication.

“Knowing how much Ken loves the shape of this smallish half mallet design SPG putter, we wanted to give it as much technology as we could, not only for Ken, but for all golfers at all skill levels,” said Steve Sacks, SPG’s Co-founder. “We managed to create a putter that provides a soft feel at impact with a high-quality milled 303 stainless steel – and so much more.”

The Series 91 “The Duke” putter includes SPG’s three key performance technologies found in most SPG putters:

●	Patented Ultra-Low Balance Point (U.L.B.P.) – At the heart of SPG’s legacy is its patented U.L.B.P. technology, which means that weight is redistributed from the shaft and grip into the head. This technology enables a distinct feel, creating a smooth putting stroke that naturally squares at impact without a need to manipulate the head.

●	Weight-Forward Center of Gravity (CG) – As in all SPG putters, the Series 91 has maximized face-forward CG to ensure consistent rolls and minimized skidding, guaranteeing enhanced accuracy on the green.

●	High Moment of Inertia (MOI) – With an MOI of almost 5,000, almost unheard of in this putter size and shape, the chance of energy loss and off-center hits are few and far between.

SPG’s new Series 91 “The Duke” putter is fitted with 50 grams of tungsten distributed in both the toe and heel and towards the front of the head, resulting in 77% of the head weight in the heel and toe.

Most of the Sacks Parente putters contain the patented U.L.B.P. technology, face-forward CG, and ultra-high MOI. Test results from Golf Labs prove that these putters help golfers make more putts because of improved swing path, improved tempo, more distance control, better head release/closure, and more putter head feel.

About Sacks Parente Golf

Sacks Parente Golf, Inc. is a technology-forward golf company, with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories. The Company’s innovative accomplishments include: the First Vernier Acuity putter, patented Ultra-Low Balance Point (U.L.B.P.) putter technology, weight-forward Center-of-Gravity (CG) design, and pioneering ultra-light carbon fiber putter shafts. In consideration of its growth opportunities in shaft technologies, in April of 2022, the Company expanded its manufacturing business to include advanced premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States, while also expanding into golf apparel and other golf-related product lines to enhance its growth. The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand. The Company currently sells its products through resellers, the Company’s websites, and distributors in the United States, Japan, and South Korea. For more information, please visit the Company’s website at https://sacksparente.com/.

Media Contact:

Beth Gast

BG Public Relations

beth.gast@bgpublicrelations.com